Exhibit 10.2

AMENDMENT NO. 1 TO THE EMPLOYMENT AGREEMENT

BETWEEN ROBERT L. HARRIS AND TREE.COM, INC.

March 26, 2009

This Amendment No. 1 (this “Amendment”) to that certain Employment Agreement, dated as of June 30, 2008 (the “Agreement”), between Robert L. Harris (“Employee”) and Tree.com, Inc. (as successor by assignment to LendingTree, LLC) (the “Company”), is effective as of March 26, 2009.  All capitalized terms used herein without definition shall have the meanings given to them in the Agreement.

WHEREAS, subject to the terms and conditions set forth herein, Employee and the Company wish to make certain amendments to the Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

A.                                   Effective April 3, 2009, Section 3 of the Agreement is hereby deleted and replaced in its entirety with the following:

3.                                       COMPENSATION.

(a)           BASE SALARY.  During the period that Executive is employed with the Company hereunder, the Company shall pay Executive an annual base salary of $275,000 (the “Base Salary”), payable in equal biweekly installments (or, if different, in accordance with the Company’s payroll practice as in effect from time to time), or such higher salary as shall be agreed to in writing by Executive and the Company from time to time.  For all purposes under this Agreement, the term “Base Salary” shall refer to the Base Salary as in effect from time to time.

B.                                     Equity Awards

1.               Effective March 26, 2009, Employee shall be granted (a) five thousand (5,000) Tree.com Restricted Stock Units (“RSUs”), vesting in one installment on February 17th, 2011; and (b) seven thousand five hundred (7,500) RSUs, vesting in four equal installments on the 17th of February of each of 2010, 2011, 2012, and 2013.

2.               In addition, subject to receipt of shareholder approval on or about April 28, 2009 and Employee’s employment on such date, Employee shall be granted (a) five thousand (5,000) Tree.com RSUs, vesting in one installment on February 17th, 2011; and (b) seven thousand five hundred (7,500) RSUs, vesting in four equal installments on the 17th of February of each of 2010, 2011, 2012, and 2013.

3.               Such grants shall be governed by and subject to the terms of the Tree.com, Inc. Annual Stock and Incentive Plan (the “Plan”).

4.               In the event that Executive’s employment hereunder is terminated by the Company or the Company commits a material breach of this Agreement prior to the expiration of the Term for any reason other than Executive’s death or Disability or for Cause, any unvested RSUs granted under this paragraph B that are scheduled to vest during the Severance Period shall vest immediately upon such termination or breach.  This paragraph shall be construed to providing additional vesting rights to Executive beyond those conferred in the Plan and the related Award agreement, and nothing in this Agreement shall reduce any vesting rights otherwise conferred to Executive under the Plan or the Award agreement.

C.                                     Except as explicitly set forth herein, the Agreement will remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

/s/ Robert L. Harris
Robert L. Harris

TREE.COM, INC.

/s/ Claudette Hampton
By: Claudette Hampton
Senior Vice President — Human Resources